HS3 TECHNOLOGIES INC. MONITORS ANIMAL WELFARE
Denver-based company signs exclusive contract with the American Humane Association to provide video monitoring for its American Human Certified™ program

(Denver, February 26, 2009) HS3 Technologies Inc. (OTCBB: HSTH), a worldwide provider of innovative security and video monitoring solutions, today announced that it has signed a 10-year contract with the American Humane Association, 2/23/09, to provide video monitoring and equipment licensing for animal growers and production facilities seeking certification by the American Humane Certified™ farm animal welfare program. The first welfare certification program in the United States to ensure the humane treatment of farm animals, the American Humane program audits the care and handling of the animals during their life cycle.

The contract is a result of successful beta testing of HS3 Technologies’ proprietary video monitoring /video analytic solution system at operations such as egg producer GCB Foods (Nashville, NC) and veal producer Delimax (Quebec). The monitoring system is an integral component of American Humane Certified’s three-tiered auditing system in which producers voluntarily participate to be certified by American Humane. Sites using the monitoring services generate approximately $250/month in recurring revenue to HS3 Technologies. With the help of the HS3 system, producers can continuously monitor human/animal interactions within their operation, identify any issues and take timely corrective action if necessary.

Upon execution of the contract, HS3 will initiate the national rollout of approximately 450 monitoring systems at farms and production facilities across the U.S., including approximately 10,000 “growing houses” and 300 slaughterhouses. Moreover, the program has certified more than nine million cage-free birds, making American Humane Certified the clear leader in certification of humane treatment in the cage-free egg sector.

HS3 expects to complete the first 450 VMS installs by the end of June.

“This is a great day for HS3,” stated CEO Mark Lana. “We are now a fully committed partner with American Humane Association, supporting consumers, retailers and producers in the goal of humane treatment of animals.”

About HS3 Technologies

HS3 Technologies Inc. (www.hs3tech.com) a complete security solutions integrator and provider, offers technically advanced hardware and proprietary video analytic software, while integrating security solutions uniquely designed to meet the needs of their customers. HS3 was founded as a complete security solutions integrator and provider. Bridging the gap between physical and logical security, they offer an integrated security solutions portal for companies with national presence.

About American Humane Certified

American Humane Certified is the United States’ first animal-welfare program dedicated to the humane treatment of farm animals. It is the fastest growing, third-party independent animal-welfare label program in the U.S. American Humane has certified producers representing more than 60 million farm animals through American Humane’s science-based program. American Humane auditors are rigorously trained in the American Humane Certified species-specific standards and are certified by the Professional Animal Auditors Certification Organization (PAACO). As consumers and retailers are increasingly concerned about how food is raised, producers are seeking independent verification for the marketplace. American Humane Certified believes animal welfare should not only be good for animals but also economically viable and feasible for producers. American Humane Certified works with agriculture to educate and motivate producers and demonstrate the economic and social benefits of animal welfare. American Humane Certified works closely with its independent Scientific Advisory Committee, industry professionals and producers to ensure that industry advancements and best practices are part of American Humane certification standards. Based on American Humane’s 131-year legacy of being the gold standard for humane behavior, consumers trust the American Humane Certified label. Learn more at www.thehumanetouch.org.

Forward-Looking Statements

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the deployment and development of a Video Monitoring System ("VMS") that can expand the observations and augment the compliance of AHC for humane care, AHA will have a system that can provide expanded, auditable observations that expands its current system of audits for humane animal handling, that HS3s technologies and integrated development of its proprietary technology (or real-time analytical technology tools) will expand the observation frequency and provide cross checks to the behavior of animals in a variety of situations that may or may not cause improper care to occur, that this expanded solution can be one of the most successful ways of identifying an issue and provide immediate corrective action by the parties involved, the installation of 450 sites by June, including approximately 10,000 “growing houses” and 300 slaughterhouses, or that HS3 anticipates recurring revenue of $250 per month from monitoring each location.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, HS3s ability to design and manufacture its security and monitoring products and systems, the ability of the products to gain market acceptance, and the difficulties faced by an early stage company in the competitive security and monitoring industry. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the Company’s annual report on Form 10-KSB, our quarterly reports on Form 10-Q, and other periodic and current reports filed from time to time with the Securities and Exchange Commission.

Contact:
Mark Lana
CEO
303 455-2550